Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 31, 2016, with respect to the consolidated financial statements and schedule of Ocean Rig UDW Inc., and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission into the Post-Effective Amendment No. 1 to Registration Statement (Form F-4 No. 333-210118) and related Prospectus of Ocean Rig UDW Inc. dated April 7, 2016.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece

July 6, 2016